Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report [Form 40-F] of BlackBerry Limited [the "Company"] for the year ended February 28, 2017 of our reports dated March 31, 2017 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

We also consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333-197636, 333-206480 and 333-209525] pertaining to the Company's stock option plans of our reports dated March 31, 2017 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada,	/s/ Ernst & Young LLP
March 31, 2017	Chartered Professional Accountants
Licensed Public Accountants